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                                                                    Exhibit 99.1

                                                                  [LOGO] ARAMARK
NEWS
RELEASE                                                    For Immediate Release
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           ARAMARK APPOINTS KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

PHILADELPHIA - May 23, 2002 - ARAMARK (NYSE:RMK), a world leader in managed services, today announced that its Board of Directors has appointed KPMG LLP as the corporation's independent public accountants. KPMG LLP will replace Arthur Andersen LLP as ARAMARK's independent public accountants effective immediately.

The appointment of KPMG LLP was made after careful consideration by the Board of Directors, its Audit Committee and management of the company, and concludes an extensive evaluation process. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During its more than 40 years as the company's outside auditors, Arthur Andersen has provided ARAMARK with a high level of quality service and has consistently demonstrated a high level of professionalism.

About ARAMARK
ARAMARK is a $9 billion world leader in providing managed services, including food, facility and other support services, uniform and career apparel and childcare and early education. ARAMARK has leadership positions serving the business, education, healthcare, government, sports and recreation sectors. ARAMARK is rated No. 1 in the outsourcing services category and is among the Top 50 companies overall in FORTUNE Magazine's 2002 "Most Admired Companies in America." Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving customers in 17 countries.

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Contacts:

Media Relations:                            Investor Relations:

GailForce Communications                    ARAMARK
Christopher Hardwick, 215-238-7104          Ted Hill, 215-238-3361
Chardwick@gailforceinc.com                  Hill-ted@aramark.com
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